Exhibit 99.1

Results for announcement to the market

Name of entity:	Anteris Technologies Global Corp. (“ATGC”)
ARBN:	677 960 235
Reporting period:	For the year ended 31 December 2025

The attached Form 10-K Annual Report for the year ended 31 December 2025 has been filed with the U.S. Securities and Exchange Commission.  It includes the consolidated financial statements which have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and are denominated in U.S. dollars.

The following supplementary information is provided in connection with the Company’s Form 10-K for the purposes of complying with the waiver conditions relating to ASX Listing Rule 4.3A (Preliminary final report) and Listing Rule 4.7C (Quarterly activity report). This information should be read in conjunction with the Form 10-K and is provided to satisfy the Company’s ongoing disclosure obligations under the ASX Listing Rules.

The Company’s results for announcement to the market are as follows:

	2025 US$ ’000	2024 US$’000	Change US$’000	Change %
Revenues from ordinary activities	1,913	2,703	(790)	(29%)
Loss from ordinary activities after tax	(94,225)	(75,967)	(18,258)	24%
Loss for the year attributable to members	(94,144)	(76,291)	(17,853)	23%

Details of business activities during the quarter:

Refer to the Form 10-K and the “Anteris Reports 2025 Financial Results and Provides Corporate Update” announcement lodged with the ASX on 27 February 2026.

Net Tangible Asset Backing:

Net tangible assets are calculated as net assets (including right-of-use assets) less intangible assets.  The net tangible asset backing per share was ($0.01) and $1.74 as of 31 December 2025 and 31 December 2024, respectively.

Dividends:

No dividends were proposed, declared, or issued during the year ended 31 December 2025.

Annual financial statements:

The consolidated annual financial statements on which this report is based have been audited by KPMG. The Independent Auditor’s opinion is not modified.

Changes in control over entities:

Admedus Biomanufacturing Pty Ltd and Admedus (Australia) Pty Ltd were deregistered by ASIC on 16 July 2025. The deregistrations had no material impact on the Group.

Anteris Technologies Global Corp.
860 Blue Gentian Road, Suite 340 Eagan, MN, 55121 United States T: +1 651 493 0606 info.us@anteristech.com	BRISBANE | MINNEAPOLIS | GENEVA | MALAGA anteristech.com	Toowong Tower, Level 3, Suite 302 9 Sherwood Road, Toowong QLD 4066, Australia T: +61 1300 550 310 info.au@anteristech.com ARBN: 677 960 235

Details of associates or joint ventures:

The Group does not have any associates or joint ventures.

The Group holds 30% of the shares of v2vmedtech, inc., and the entity is treated as a controlled entity.  Accordingly, it is therefore consolidated rather than accounted for as an associate.

Use of funds:

On December 12, 2024, our registration statement on Form S-1 relating to our initial public offering became effective pursuant to which we issued and sold 14,878,481 shares of Common Stock.  We received net proceeds of US$80.0 million, after deducting the underwriting discounts, commissions and offering expenses and giving effect to the exercise of the underwriters’ option to purchase additional shares.

As of 31 December 2025, all funds raised have been fully used. The actual use of proceeds was as follows:

•	US$59.5 million for the ongoing development of DurAVR® THV and the preparation and enrolment of the Pivotal Trial of DurAVR® THV for treating severe aortic stenosis; and

•
US$20.5 million net, comprising the repayment of US$7.1 million of debt (including the Obsidian convertible notes and options), net working capital, v2v expenditures and other general corporate purposes, offset by receipts from tax incentives.

Aggregate amount of payments to related parties and their associates:

During the fourth quarter of 2025, the aggregate amount of payments to related parties and their associates (which includes director fees, Company secretarial fees, CEO, President and CFO remuneration) was US$460 thousand.  These payments were included in cash flows from operating activities.

There were no payments to related parties or their associates included in cash flows from investing activities.

Details of audit disputes or audit qualification:

None.

Other:

Additional 4E disclosure requirements and commentary on these results are contained in the Form 10-K Annual Report for the year ended 31 December 2025.

ENDS

2

About Anteris

Anteris Technologies Global Corp. (NASDAQ: AVR, ASX: AVR) is a global structural heart company committed to designing, developing, and commercializing cutting-edge medical devices to restore healthy heart function. Founded in Australia, with a significant presence in Minneapolis, USA, Anteris is a science-driven company with an experienced team of multidisciplinary professionals delivering restorative solutions to structural heart disease patients.

Anteris’ lead product, the DurAVR® Transcatheter Heart Valve (“THV”), was designed in collaboration with the world’s leading interventional cardiologists and cardiac surgeons to treat aortic stenosis – a potentially life-threatening condition resulting from the narrowing of the aortic valve. The balloon-expandable DurAVR® THV is the first biomimetic valve, which is shaped to mimic the performance of a healthy human aortic valve and aims to replicate normal aortic blood flow.  DurAVR® THV is made using a single piece of molded ADAPT® tissue, Anteris’ patented anti-calcification tissue technology. ADAPT® tissue, which is FDA-cleared, has been used clinically for over 10 years and distributed for use in over 55,000 patients worldwide.  The DurAVR® THV System is comprised of the DurAVR® valve, the ADAPT® tissue, and the balloon-expandable ComASUR® Delivery System.

Forward-Looking Statements

This announcement contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. Forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “target,” “aim,” “strategy,” “plan,” “guidance,” “outlook,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described under “Risk Factors” in Anteris’ Annual Report on Form 10-K for the fiscal period ended December 31, 2025 that was filed with the Securities and Exchange Commission and ASX. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law, Anteris does not assume any obligation to update any of these forward-looking statements to conform these statements to actual results or revised expectations.

Authorisation and Additional information

This announcement was authorised for release on the ASX by the Board of Directors.

For more information:

Global Investor Relations	Investor Relations (US)
investor@anteristech.com	mchatterjee@bplifescience.com
Debbie Ormsby	Malini Chatterjee, Ph.D.
Anteris Technologies Global Corp.	Blueprint Life Science Group
+61 1300 550 310 | +61 7 3152 3200	+1 917 330 4269

Website	www.anteristech.com
X	@AnterisTech
LinkedIn	https://www.linkedin.com/company/anteristech

3